Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated October 6, 2025
(to Preliminary Prospectus, dated August 26, 2025
Registration Statement No. 333-289874)

BUDA® JUICE

Redefining the Fresh Juice Category

Horatio Lonsdale-Hands
Co-Founder & CEO

Free Writing Prospectus Statement

This free writing prospectus relates to the proposed initial public offering of common stock of Buda Juice, Inc. (the "Company"), which are being registered on a registration statement and should be read together with the preliminary prospectus included in the registration statement initially filed with the SEC on August 26, 2025, for the offering to which this presentation relates and may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/2079720/000149315225012359/forms-1.htm

The Company has filed the registration statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you request it from MDB Capital, 14135 Midway Road, Addison, TX 75001, telephone +1 (945) 262-9010, community@mdb.com

BUDA JUICE

Forward-Looking Statements

This presentation contains "forward-looking" information. The information indicates expected future business and financial performance and financial condition. Forward-looking statements address matters that are uncertain. Forward-looking statements are not guarantees of future performance or financial condition, and are only based on management's current expectations, assumptions, estimates and projections about the Company and the industry segments in which the Company operate. The statements that are forward looking are subject to the risks and uncertainties that the Company will face, many of which are discussed in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, for the offering. You are urged to consider these risk factors in evaluating your investment in the Company.

The information contained in this presentation has been prepared to assist interested parties in making their own evaluation of the investment opportunity related to the Company and does not purport to be all-inclusive or to contain all of the information that a prospective investor may desire. In all cases, interested parties should conduct their own investigation and analysis of the data set forth in this presentation and the registration statement for the offering. The Company has not assumed any responsibility for independent verification of any of the forward-looking information contained in this presentation or the related registration statement, including projections and future events and assumptions on which the projections and future events are based. None of the Company or their respective affiliates and representatives makes any representation or warranty (expressed or implied) as to the accuracy or completeness of the forward-looking information contained in this presentation and the related registration statement. Those parties or entities expressly disclaim any and all liability based on or relating to any representations or warranties (expressed or implied) contained in, or errors or omission from, this presentation and the related registration statement or based on or relating to the recipient's use or the use by any of its affiliates or representatives of this presentation or the related the registration statement or any other written or oral communications transmitted to the recipient or any of its affiliates or representatives in the course of its investment evaluation related to this investment opportunity.

The offering will be made only by means of a prospectus forming a part of the registration statement on Form S-1 relating to these securities that has been filed by the Company with the U.S. Securities and Exchange Commission. The securities offered by the Company are highly speculative. Investing in the shares of common stock of the Company involves significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that an investment in the Company common stock could be illiquid for an indefinite period of time.

Prior to this offering, there has been no public market for the shares of common stock of the Company. The Company has applied to list its shares of common stock on the New York Stock Exchange, sometimes referred to as "NYSE." The listing will not be approved until the time of the offering. No assurance can be given that the application will be approved or that an active trading market for the shares of common stock will develop. The Company will not consummate and close this offering without a listing approval letter from NYSE. If the Company does not receive a NYSE listing approval, they will terminate the offering.

Listing securities entails significant ongoing corporate obligations including but not limited to disclosure, filing and notification requirements, as well compliance with applicable continued quantitative and qualitative listing standards. If the Company is unable to satisfy these obligations, of which there can be no assurance, the common stock may be delisted. For additional information on Buda Juice, Inc. and the offering, please review the current registration statement on Form S-1 (# 333-289874) that can be found at the following location EDGAR Entity Landing Page (sec.gov). This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, not will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

Vision

Buda Juice has pioneered a new beverage category: UltraFresh™ — redefining what fresh means for consumers.

Mission

Our mission is to make **UltraFresh™** new standard in every grocery store across US, bringing consumers cold-crafted beverages always fresh, never processed.


BUDA JUICE

Our Story

2014: The Beginning
Two friends, one juicer, one fridge


BUDA JUICE
GREEN JUICE
RED JUICE
Our 1st Customer, Theresa

Opened **first branded stores** selling fresh, cold-crafted juices at premium pricing


BUDA JUICE
RAW ORGANIC REAL
BUDA JUICE
Retail Stores

2017: Costco called first, followed by H-E-B


Costco tasting

2018: Company culture of making the best juice possible. We realized this product was for the masses, but fresh at scale isn't simple...Retail to Wholesale was key...

The Challenge of Fresh

Consumers want FRESH but...

Store shelves are dominated by pasteurized, HPP, and UV products – not truly fresh

Retailers want FRESH but...

In-store juicing is labor-intensive, costly, and hard to scale. Fewer than 5% of stores can offer it today

The Result

Shelf life limitations prevent retailers from meeting consumer demand – leaving a massive untapped opportunity



Scaling Fresh is Achievable – Country Fresh Proves It

- Leading national producer of fresh cut fruits and vegetables
- Pioneered fresh cut fruit cold chain infrastructure
- Founder Bryan Herr is the 2nd largest Buda Juice shareholder, and our Executive Chairman, helping drive company culture
- Doug Burris CEO of Country Fresh is also a Buda Juice board member

"Country Fresh demonstrates that fresh + scale can coexist.

With its leadership tied to Buda Juice, we are applying the same playbook to UltraFresh™ beverages"


COUNTRY
FRESH

$600M/yr revenue 15,000+ stores

12 production plants nationwide

Retailers: Walmart, Kroger, Wegmans, H-E-B, Publix, Target, and more.

BUDA JUICE

Buda Juice Changes Everything

Created new juice category: UltraFresh™

Universal retail solution

Scalable, clean-label juices for every store - no in-store juicing required

No more compromises

Fresh for everyone - Flavor, and nutrients delivered together


REFRESH & RECHARGE.

UltraFresh™ Benefits Everyone

Consumers win with freshness, retailers win with margins, Buda Juice wins with scale

Buda Juice/UltraFresh™

- Centralized cold-crafted juicing
- Longer shelf life, no compromises
- Scalable, safe, and trusted partner
- Trend globally toward no dyes, artificial sweeteners eg. US Government, New Walmart Direction


1
2
3
BUDA FRESH
STRAWBERRY LEMONADE
BUDA FRESH
LIMEADE

Retailers

- Capture unmet consumer demand
- Increase foot traffic & basket size
- Elevate store brand perception
- Strong margins with affordable wholesale pricing

Consumers

- Best tasting, most nutritious juice
- Clean label freshness, no dyes or processing
- Affordable everyday access
- Trust in consistent quality

BUDA JUICE

The Buda Juice Breakthrough

Farm-to-Fridge Cold Chain

- End-to-end 35°F cold chain from harvest → truck → facility → shelf
- Guarantees fruit integrity, safety, and freshness all the way to the consumer

Innovative Extraction and Processing

- Fruit, curated and processed in SQF-certified production plants
- No pasteurization, preservatives, GMOs, or artificial ingredients
- Preserves natural enzymes, nutrients, and flavor through temp control



35°F




BUDA FRESH
LEMONADE
BUDA FRESH
STRAWBERRY LEMONADE
BUDA FRESH
LIMEADE

Cold Chain

BUDA JUICE

Innovation Drives Signficant Cost Efficiencies



Labor Cost per Oz
9.1¢
7.6¢
5.5¢
3.0¢
2.2¢
1.4¢
1.2¢
2018
2020
2021
2022
2023
2024
2025

- Automation drives efficiency at scale
- Lower costs = higher margins
- Production costs cut by ~85% since 2018

$55B+ Market With No Truly Fresh Option

2024 U.S. Mkt - $55.5B
With zero true fresh juice


Lemonade
4.6%
Juice
95.4%

2033 U.S. Mkt - $77.5B –
Waiting for a fresh leader


Lemonade
5.5%
Juice
94.5%

- Consumers demand ultra-fresh, but can't find it
- Fresh juice becomes a staple when available - every fridge, every household
- Millennials and Gen Z drive growth in clean-label, authentic beverages



BUDA JUICE

USDA Organic Glass-Bottled Wellness Shots




BUDA FRESH
LIMEADE
BUDA FRESH
STRAWBERRY LEMONADE
BUDA FRESH
LEMONADE
BUDA FRESH
CHERRY LIMEADE
BUDA FRESH
WATERMELON LIMEADE

BUDA FRESH

Conventional Lemonades + Limeades + Citrus Juices

PRIVATE LABEL

Conventional + Organic Lemonades + Limeades + Citrus Juices



BUDA JUICE

Proven in Texas Today, Untapped Potential Tomorrow

- Currently in a select number of Texas stores with proven strong incremental margins for retailers
- Retailers just realizing the benefits of fresh beverages
- Vast growth potential as we expand across retailer networks
- Production capacity is the key challenge for growth

H-E-B Kroger COSTCO WHOLESALE Brookshire Brothers

Today: limited store count. Tomorrow: thousands of stores nationwide

Solidly Profitable and Just the Beginning!

- UltraFresh™ category leader
- Three consecutive years of profitability and growth
- Zero debt
- No spending on slotting fees or advertising

$11.2M	$3.6M	115%
2024 Revenue	2024 Net Income	2022-2024 Profit CAGR

BUDA JUICE

Expanding Beyond Our First Anchor Customer

Today – Anchor Customer

- One customer drove 90%+ of sales
- New customer demand outpacing current production capacity

Tomorrow – Capacity Expansion

- Dallas plant expanding
- Two new plants beyond Texas coming online

The Future – Strategic Diversification

- Multiple national retailers in active discussion

IPO Unlocks Nationwide Scale

Following Country Fresh Playbook and Retail Distribution in 15,000+ stores



2027
BUDA JUICE
BUDA JUICE
2026
BUDA JUICE
2025

BUDA JUICE

Tripling Production Capacity over Next Two Years

	Plant Size (sq ft)	Sales Capacity	
2014	500	$500,000	
2015	11,000	$4,000,000	
2020	22,000	$10,000,000	
2025*	38,000	$55,000,000	Dallas plant expansion
2026*	80,000	$110,000,000	East Coast plant opens
2027*	120,000	$165,000,000	West Coast plant opens

*Projected Capacity by end of year

BUDA JUICE

Buda Juice - Officers

Horatio Lonsdale-Hands - Co-Founder, CEO & Director

40+ years in food & beverage, telecom, and hospitality. Co-founded ZuZu (coined "fast casual"), former Executive committee Arby's. Co-founded AGC.

Bryan Herr - Executive Chairman & Director

Co-founded & former CEO of Country Fresh, scaled to 9 plants serving Walmart, Kroger, Publix; 40+ years in fresh food. Investor and advisor across multiple food businesses.

Clint Bowers - CFO

Ex-VP Finance of Borden Dairy ($2B). 20+ years in finance, CPA, founder of Smart Business Concepts.

Karina Farquharson - VP Marketing & Data Analytics

20+ years in marketing and analytics (Neiman Marcus, Capital One). Holds IMC master's from Northwestern; expert in premium retail and consumer insights.

BUDA JUICE

Buda Juice - Board of Directors

Donald Short - Independent Director

Former President & CEO of Minute Maid (Coca-Cola, $8B division); ex-CEO & President Coca-Cola India, Middle East & Africa. Brings extensive juice and beverage expertise.

Marie Quintana - Independent Director

Former EVP & CMO of Tenet Healthcare; ex-SVP at PepsiCo in multicultural marketing. Nationally recognized Latina executive and experienced board leader.

Doug Burris - Independent Director

CEO of Country Fresh; ex-senior executive at H-E-B. 37+ years in fresh food and grocery retail operations.

Bernard Lucien Nussbaumer - Independent Director

Co-Founder of Buda Juice; 30+ years in media, production, and environmental ventures. Co-Founder of Plan T sustainability nonprofit.

Use of Proceeds To Drive Production Capacity

- $10M to develop and build production plant in South Carolina (2026) and Arizona (2027)
- $5M for continuing capex in Dallas plant, in-store marketing and working capital



BUDA JUICE

Buda Juice IPO Summary



- $20M Offering
  - $15M Company Proceeds
  - $5M Selling Shareholder
- Price Range of $7.50 - $9.00
- Pre-Money Valuation of $75M @ $7.50
- Expected Closing End of October 2025
- Proposed Ticker: BUDA
- Management believes IPO qualifies for Section 1202/QSBS exclusion*

*You should consult your own tax, legal and accounting advisors before engaging in any transaction.

Prior to this offering, there has been no public market for the shares of common stock of the Company. The Company has applied to list its shares of common stock on the New York Stock Exchange, sometimes referred to as "NYSE." The listing will not be approved until the time of the offering. No assurance can be given that the application will be approved or that an active trading market for the shares of common stock will develop. The Company will not consummate and close this offering without a listing approval letter from NYSE. If the Company does not receive a NYSE listing approval, they will terminate the offering.

Listing securities entails significant ongoing corporate obligations including but not limited to disclosure, filing and notification requirements, as well compliance with applicable continued quantitative and qualitative listing standards. If the Company is unable to satisfy these obligations, of which there can be no assurance, the common stock may be delisted. For additional information on Buda Fresh and the offering, please review the current registration statement on Form S-1 (# 333-289874) that can be found at the following location EDGAR Entity Landing Page (sec.gov).